Exhibit 10.14

September 17, 1997

Mr. Richard A. Michaelson
11-18 Fairhaven Place
Fair Lawn, NJ  07410

Dear Rich:

This letter will confirm our agreement with respect to (i) your decision to resign as an officer of Unilab Corporation ("Unilab" or the "Company") and (ii) your continued relationship as a consultant to the Company.

You will voluntarily resign as the Company's Senior Vice President-Finance, effective as of January 1, 1998 (the "Effective Date"). You will continue on the Company's payroll at your current salary and benefits until the Effective Date. In addition, as of the date hereof, you will become a director of the Company, as previously approved by the Company's Board of Directors. In full satisfaction of all payments or obligations due or owed to you under the terms of your Employment Agreement, dated November 10, 1993, as amended or supplemented by the Letter Agreement, dated July 25, 1996, thereto (collectively, the "Employment Agreement"):

1. As noted above, you will remain on the Company's payroll through January 1, 1998 at your current base annual salary of $247,500.

2. The expiration dates of the options to purchase 695,000 shares of Unilab Common Stock pursuant to the Stock Option Agreements between you and the Company dated October 20, 1992 (with respect to 150,000 shares), February 25, 1994 (with respect to 50,000 shares), January 1, 1995 (with respect to 35,000 shares), May 1, 1995 (with respect to 150,000 shares), February 27, 1996 (with respect to 35,000 shares), April 28, 1997 (with respect to 75,000 shares), and April 28, 1997 (with respect to 200,000 shares) (collectively, the "Options") shall in each case remain as the date that is ten years after the respective grant dates thereof, rather than remaining exercisable for only one year following termination of employment. All such Options shall become fully vested and freely transferable to your immediate family or trusts for their benefit in accordance with the amendments to such Stock Option Agreements. In addition, you will be presumed to have met the requisite performance objectives with respect to the bonus guidelines specified in that certain memo to you from David Weavil, dated May 12, 1997 (the "Bonus"), thereby permitting issuance to you of such Bonus promptly after completion of the 1997 fiscal year.


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3. As more fully set forth in the consulting agreement, dated as of the date hereof, between you and the Company (the "Consulting Agreement"), effective as of January 1, 1998 you will become a consultant to the Company. Your consulting duties will primarily consist of (i) guidance and oversight of investor relations, (ii) assistance with continued development of the Internet web site, (iii) an advisory role for the new Billing System project and (iv) support for strategic financing and M&A activity. In consideration for your consulting activities, you will receive a base consulting fee of $5,000 per month. The initial term of the Consulting Agreement will be one year, with automatic one year renewals unless earlier terminated in accordance with the terms of the Consulting Agreement.

4. As promptly as practicable after January 1, 1998, you will be paid a lump sum cash payment equal to the amount accrued in your deferred compensation account through January 1, 1998.

5. Effective as of January 1, 1998 all amounts accrued under your Executive Retirement Plan account (the "SERP Account") shall be deemed fully vested. However, amounts in the SERP Account shall be accrued and distributed only in accordance with the provisions of the SERP.

6. You will be provided with use of office space at the Company's offices located at 401 Hackensack Avenue, Hackensack, New Jersey through the October 14, 1998 termination date of the lease (the "NJ Lease Expiration Date") for such office space (or comparable office space, comparably priced, in New Jersey or New York, if that office is closed prior to October 14, 1998).

7. You will be provided with secretarial and administrative services (through the continued use at Unilab's expense of your current secretary) through the NJ Lease Expiration Date.

8. You will receive continuation for 18 months from and after January 1, 1998 of the same level of medical, hospitalization, dental, life, short- and long-term disability insurance coverage and accidental death and dismemberment travel accident coverage to which you would have been entitled if you had remained a full-time senior executive of the Company or, if such continued coverage under the Company's benefit plans is not available, comparable coverage under alternate plans, or reimbursement of your costs incurred if you independently enroll in comparable, alternate plans after the Company fails to provide you with the coverage required hereunder.

09. During the time you are an employee of or consultant to Unilab, you will be entitled to reimbursement of normal and approved business expenses incurred in connection with your Unilab related business activities.

10.You will be entitled to payment or reimbursement of up to $2,500 of expenses associated with moving certain personal possessions back to the East Coast.

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11.Title of the car you currently drive on the East Coast will be transferred to you promptly after the date hereof, free and clear of all liens and encumbrances; provided, however, the Company shall have the option to instead provide you with continued use of such car through the date that is 18 months after the date hereof, or for any portion thereof. If the Company elects not to transfer title to you immediately, you shall also be entitled to receive payment or reimbursement of expenses in connection with the use, maintenance, insurance, registration, tax or imputed tax and repair of or relating to that car until the date of transfer of title; provided, that in such event, (i) you will reimburse Unilab for the cost of registration of the car and (ii) from and after January 1, 1998, even if title has not been transferred to you, you will be responsible for payment of routine maintenance and repair and registration costs for the vehicle, while the Company will continue to cover insurance costs.

12.As noted above, as of the date hereof you are becoming a director of the Company. So long as you remain on the Company's payroll pursuant to Paragraph 1 above, you will not be entitled to receive any director fees. From and after the date you leave the Company's payroll and remain as a director you will be entitled to receive directors fees under the Company's standard policy.

13.The restrictions on 25,000 restricted shares of Unilab common stock granted to you pursuant to the Restricted Stock Agreement, dated as of May 1, 1995 shall lapse in accordance with Amendment No. 1 to the Restricted Stock Agreement and none of such shares shall be deemed forfeited by termination of your employment.

This letter agreement will be governed by, and construed in accordance with, the laws of the State of California. Any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by arbitration in California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If you prevail in any such arbitration, you shall be paid or reimbursed by the Company an amount equal to the costs of such arbitration incurred by you, including attorneys' fees.

In consideration for the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree to the following:

For yourself and your heirs, executors, administrators, representatives, attorneys, successors and assigns (hereinafter collectively referred to as "Releasor"), you hereby release and forever discharge Unilab, its divisions, subsidiary corporations, affiliates, successors, and assigns, and its and their respective present and former directors, officers, employees, stockholders, agents, representatives, attorneys, and accountants (collectively referred to as "Releasees") from all manner of action, cause, and causes of action and suits which Releasor now has, ever had, or may have against Releasees, for, upon or by reason of any matter, cause, omission, act or thing whatsoever, including, without limitation, any cause of action you have, may have or will have under your Employment Agreement occurring in whole or in part on or at any time from the


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commencement of your employment with Unilab through the date hereof, that directly or indirectly arises out of or is related to your employment with Releasees, including, without limitation, any claim for age discrimination arising out of 29 U.S.C. ss. 621, et seq. Or Cal. Gov't. Code ss. 12940 et seq. For the purpose of implementing a full and complete release and discharge of Releasees, you expressly acknowledge that this letter agreement is intended to include in its effect, without limitation, all claims and actions which you do not know or suspect to exist in your favor at the time of execution hereof, that this letter agreement contemplates the extinguishment of any such claim, claims or action, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived. Section 1542 of the Civil Code provides:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The foregoing release will not, however, constitute a release of Unilab's obligations under this letter agreement or under the Consulting Agreement, your Stock Option Agreements, as amended, or your Restricted Stock Agreement, as amended, nor will it constitute a release of any indemnification obligations that Unilab may have in respect of events occurring prior to the Effective Date or in respect of your services as a director of Unilab.

The Company's obligations to indemnify you and to advance expenses, as provided in Section 13 of your Employment Agreement and the Company's by-laws and charter as of the date hereof shall remain in full force and effect. The Company agrees that you shall be covered to the same extent as the executive officers and directors of the Company in all director and officer liability insurance coverage the Company maintains from time to time.

For itself and its divisions, subsidiary corporations, affiliates, successors and assigns, the Company hereby releases and forever discharges you and your heirs, executors, administrators, representatives, successors and assigns from all manner of action, cause and causes of action and suits which it now has, ever had or may have against you and such other persons, for, upon or by reason of any matter, cause, omission, act or thing whatsoever occurring in whole or in part, on or at any time prior to the date hereof, that directly or indirectly arises out of or is related to your employment with the Company (subject only to causes arising out of your fraud or willful malfeasance and to your obligations under the $150,000 promissory note payable to the Company).

This letter agreement shall not in any way be construed as an admission by Unilab that it or any of its agents, employees or representatives have acted wrongfully with respect to you in violation of the common law or in violation of any federal, state or local statute or regulation or of any of your rights or of any other person, and Unilab specifically disclaims any liability to or improper conduct toward you or any other person on the part of itself and its employees, agents and representatives.

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You acknowledge and agree that you have been advised to consult with an attorney prior to executing this waiver and release; that to the extent you have desired you have availed yourself of that right; that you have carefully read and understand all of the provisions of this waiver and release; that you were given at least twenty-one (21) days in which to consider this agreement; that you may revoke this waiver and release within seven (7) days after you have executed it; and that you are voluntarily entering into the agreements set forth herein. The Company agrees to prepare, execute, deliver and file all documents and instruments as may be necessary or advisable to effect the terms of this agreement.

This agreement, together with the Restricted Stock Agreement, as amended, the Stock Option Agreements, as amended, and the Consulting Agreement, shall constitute the entire agreement and understanding between you and the Company with respect to your employment or retention by the Company and shall supersede all prior agreements and understandings, including, without limitation, the Employment Agreement; provided, however, that after the Effective Date, Sections 8, 9 and 13 of your Employment Agreement shall continue to remain in full force and effect.

This agreement may only be amended or modified in a writing signed by the Company and you.

This letter agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Unilab, whether by merger, consolidation, sale of all or substantially all of the assets or otherwise.

You and Unilab each agrees to keep the terms, amount and existence of this letter Agreement completely confidential to the greatest extent consistent with the law.

Please sign both copies of this letter on the line below to acknowledge your agreement, retain one for your files and return the other to Unilab to the attention of the Corporate Secretary.

Rich, it has truly been a pleasure working with you. Your tireless energies and indefatigable enthusiasm have made my early tenure with Unilab a terrific one. I greatly appreciate all your efforts on Unilab's behalf and look forward to our continuing relationship.

Sincerely yours,                          Acknowledged and agreed:



                                          ------------------------
David C. Weavil                           Richard A. Michaelson

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